Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our reports dated December 17, 2014 with respect to the financial statements of ClearBridge Large Cap Value Fund, ClearBridge Mid Cap Core Fund, ClearBridge Mid Cap Growth Fund and ClearBridge International Value Fund, and our report dated December 19, 2014 with respect to the financial statements of ClearBridge Small Cap Growth Fund, each a series of the Legg Mason Partners Equity Trust, as of October 31, 2014, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

February 17, 2015